Exhibit 10.3

TAX RECEIVABLE AGREEMENT

among

AMERIHOME, INC.,

and

THE PERSONS NAMED HEREIN

Dated as of [•]

Section 7.10	Withholding	23

Section 7.11	Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	23

Section 7.12	Confidentiality	24

Section 7.13	LLC Agreement	24

Section 7.14	Change in Law	24

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2020, is hereby entered into by and among AmeriHome, Inc., a Delaware corporation (the “Corporate Taxpayer”), and each of the persons from time to time party hereto (the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties hold member interests (the “LLC Interests”) in Aris Mortgage Holding Company, LLC, a Delaware limited liability company (“Aris LLC”), which is classified as a partnership for United States federal income tax purposes;

WHEREAS, the Corporate Taxpayer, which is classified as an association taxable as a corporation for United States federal income tax purposes, is the managing member of Aris LLC, and will hold LLC Interests;

WHEREAS, in connection with the IPO (as defined below) the Corporate Taxpayer will use the net proceeds from the IPO to purchase LLC Interests in Aris LLC from certain holders of such LLC Interests pursuant to those certain unit purchase agreements, dated and effective as of [•], by and between such holders (the “Sellers”) and the Corporate Taxpayer (the “Unit Purchase Agreements”);

WHEREAS, the LLC Interests together with corresponding shares of Class B common stock of the Corporate Taxpayer held or to be held from time to time by the TRA Parties may be exchanged from time to time for Class A common stock of the Corporate Taxpayer (the “Class A Shares”), or, at the election of the Corporate Taxpayer, a cash payment, in each case subject to the provisions of the LLC Agreement and the Exchange Agreement (each transfer of LLC Interests described in this Recital and the immediately preceding Recital, an “Exchange”);

WHEREAS, Aris LLC and each of its direct and indirect Subsidiaries treated as a partnership for United States federal income tax purposes currently have and will have in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which an Exchange occurs;

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporate Taxpayer may be affected by (i) Basis Adjustments, (ii) Section 704(c) Benefits and (iii) Imputed Interest; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments, Section 704(c) Benefits and Imputed Interest on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.  As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of (i) the Corporate Taxpayer and (ii) without duplication, Aris LLC, but only with respect to U.S. federal income Taxes imposed on Aris LLC and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year; provided, that the actual liability for Taxes described in clauses (i) and (ii) shall be calculated assuming the deductions of (and other impacts of) state and local taxes are excluded for U.S. federal income Tax purposes.

“Advance Payment” is defined in Section 3.1(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble of this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Aris LLC” is defined in the Recitals of this Agreement.

“Attributable” is defined in Section 3.1(b) of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 734(b), 755 and 1012 of the Code, the Treasury Regulations promulgated thereunder and Rev. Rul. 99-6, 1991-1 CB 432 (in situations where, as a result of one or more Exchanges, Aris LLC becomes an entity that is disregarded as separate from its owner for United States federal income tax purposes) or under Sections 734(b), 743(b), 754 and 755 of the Code and the Treasury Regulations promulgated thereunder (in situations where, following an Exchange, Aris LLC remains in existence as an entity for United States federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of an Exchange and the payments made pursuant to this Agreement (to the extent permitted by law).

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:  (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporate Taxpayer (or any committee of the Board validly authorized to act on behalf of the Board).

“Business Day” means a day, other than Saturday, Sunday or other day on which banks located in New York City, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events:

(i)                                     any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer and (y) any TRA Party or any of their Affiliates, who is, or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving:  individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)                               there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted or exchanged into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)                              the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Combined State Tax Rate” means five (5) percent.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Preamble of this Agreement.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period.  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means a per annum rate of the lesser of (i) 6.5%, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” means the Exchange Agreement, dated as of [•] among the Corporate Taxpayer, Aris LLC and the holders of LLC Interests party thereto, as amended from time to time.

“Exchange Date” means the date of any Exchange.

“Exchange Notice” shall have the meaning set forth in the Exchange Agreement.

“Exchange Basis Schedule” is defined in Section 2.1 of this Agreement.

“Expert” is defined in Section 7.9 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporate Taxpayer and (ii) without duplication, Aris LLC, but only with respect to U.S. federal income Taxes imposed on Aris LLC and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent), in each case using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Corporate Taxpayer Return, but (i) using the Non-Stepped Up Tax Basis, (ii) without taking into account any Section 704(c) Benefits, and (iii) excluding any deduction attributable to Imputed Interest for the Taxable Year.  Hypothetical Tax Liability shall be determined (i) without taking into account the carryover or carryback of any Tax item or attribute (or portions thereof) that is available for use because of any Basis Adjustments, any Section 704(c) Benefits and any Imputed Interest, and (ii) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that the deductions of (and other impacts of) state and local taxes are excluded for U.S. federal income Tax purposes.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period; provided, however, that if at any time a majority of the Corporate Taxpayer’s then-outstanding repurchase or warehouse agreements or other financing arrangements providing for the financing of mortgage loans, discontinue the use of LIBOR in determining pricing or interest rates and apply an alternative benchmark rate (such agreements that have discontinued the use of LIBOR, the “discontinued agreements”), then, during any period, all references in this Agreement to LIBOR shall automatically and without further action by any party refer to the sum of (1) the alternative benchmark rate applied in such period in the majority of the discontinued agreements (the “successor benchmark”) and (2) the weighted average mathematical spread adjustment (which may be zero, negative or positive and shall be determined based on the aggregate principal amount of financing provided under each such discontinued agreement, whether utilized or unutilized at the time that successor benchmark is adopted) applied to such successor benchmark in the discontinued agreements.

“LLC Agreement” means the Limited Liability Company Agreement of Aris LLC, as amended from time to time.

“LLC Interests” is defined in the Recitals of this Agreement.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Non-Party Member” means each Person that owns, whether directly or indirectly, LLC Interests in Aris LLC who is not a party hereto, in each case, as of the date of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State Tax Benefit.  If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State Tax Detriment.  If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by Aris LLC, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax.  A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following:  (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Section 704(c) Benefits” means the disproportionate allocation of tax items of income, gain, deduction and loss to, or away from, the Corporate Taxpayer pursuant to Section 704(c) of the Code in respect of any difference between the fair market value and the tax basis of the Reference Assets to the extent such disproportionate allocation arises from any contribution (or deemed contribution) to Aris LLC in connection with the IPO or any future equity offering by the Corporate Taxpayer in which cash proceeds from such offering are contributed to Aris LLC.  For the avoidance of doubt, such amount would include disproportionate allocations (if any) of tax items of income and gain to a TRA Party and away from the Corporate Taxpayer.

“Sellers” is defined in the Recitals of this Agreement.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“State Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Combined State Tax Rate instead of the rates applicable for U.S. federal income tax purposes.

“State Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Combined State Tax Rate instead of the rates applicable for U.S. federal income tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2 of this Agreement.

“Tax Receivable Agreement” shall mean this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all United States federal taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” is defined in the Preamble of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit Purchase Agreements” is defined in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize (i) the deductions arising from the Basis Adjustments, the Section 704(c) Benefits and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments, the Section

704(c) Benefits and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available and (ii) any net operating loss, excess interest deduction,  or credit carryovers or carrybacks (or similar items with respect to carryover or carrybacks) generated by deductions arising from Basis Adjustments, Section 704(c) Benefits or Imputed Interest that are available as of the date of such Early Termination Date, (2) the United States federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) all taxable income of the Corporate Taxpayer will be subject to the maximum applicable tax rate for U.S. federal income tax purposes throughout the relevant period, (4) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment in a fully taxable transaction for U.S. federal income tax purposes; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), and (5) if, at the Early Termination Date, there are LLC Interests that have not been Exchanged, then each such LLC Interest shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1                                    Basis Adjustment.  Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for each Taxable Year in which any Exchange has been effected by any TRA Party (including the Taxable Year in which the IPO occurs), the Corporate Taxpayer shall deliver to such TRA Party a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including (i) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year by such TRA Party, calculated (x) in the aggregate, (y) solely with respect to Exchanges by such TRA Party, and (z) in the case of a Basis Adjustment under Section 734(b) of the Code solely with respect to the amount that is available to the Corporate Taxpayer in such Taxable Year, (iii) the period (or periods) over which the Reference Assets in respect of such TRA Party are amortizable and/or depreciable, and (iv) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. Upon the request of a TRA Party, the Corporate Taxpayer shall also provide projections of the yearly amount of Section 704(c) Benefits with respect to such TRA Party.

Section 2.2                                    Tax Benefit Schedule.

(a)                                 Tax Benefit Schedule.  Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment a portion of which is Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment for such Taxable Year and the calculation of the Realized Tax Benefit and Realized Tax Detriment and components thereof (a “Tax Benefit

Schedule”).  Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)                                 Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for taxes of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments, Section 704(c) Benefits and Imputed Interest, determined using a “with and without” methodology.  For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Basis Adjustments, Section 704(c) Benefits and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment, Section 704(c) Benefits or Imputed Interest and another portion that is not, such respective portions shall be considered to be used in accordance with the “with and without” methodology.  The parties agree that (i) all Tax Benefit Payments and other payments under this Agreement (to the extent permitted by law and other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for the Corporate Taxpayer and (B) have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3                                    Procedures, Amendments.

(a)                                 Procedure.  Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (y) allow such TRA Party reasonable access, at no cost, to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by such TRA Party, in connection with a review of such Schedule.  Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to a TRA Party a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to such TRA Party the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the applicable Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the applicable Actual Tax Liability, as well as any other work papers as determined by the Corporate Taxpayer or requested by such TRA Party, provided that the Corporate Taxpayer shall be entitled to redact any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto.  An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days after the first date on which such TRA Party has received the applicable Schedule or amendment thereto unless such TRA Party (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such

Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer.  If the Corporate Taxpayer and any objecting TRA Party, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and such TRA Party shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b)                                 Amended Schedule.  The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).  The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1                                    Payments.

(a)                                 Payments.  Within five (5) calendar days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay such TRA Party for such Taxable Year an amount equal to the excess, if any, of (i) the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b) over (ii) the aggregate amount of Advance Payments previously made to such TRA Party under this Section 3.1(a) in respect of such Taxable Year.  In addition, the Corporate Taxpayer may, at its sole election, make Advance Payments to the TRA Parties in respect of a Taxable Year; provided that, if the Corporate Taxpayer makes Advance Payments, it shall make Advance Payments to all parties eligible to receive payments under this Agreement in proportion to their respective amount of anticipated remaining payments under this Agreement in respect of such Taxable Year.  Each such Tax Benefit Payment or such Advance Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b)                                 A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Party and the Interest Amount with respect thereto.  A Net Tax Benefit is “Attributable” to a TRA Party to the extent that it is derived from any Basis Adjustment or any Imputed Interest that is attributable to the LLC Interests acquired by the Corporate Taxpayer in an Exchange undertaken by or with respect to such TRA Party.  The Net Tax Benefit arising out of a Section 704(c) Benefit will be “Attributable” to a TRA Party based on the proportion of items of taxable income, gain, deduction or loss allocated away from or to such TRA Party.  For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of LLC Interests in Exchanges unless otherwise required by law.  The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under Section 3.1(a) of this Agreement (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no TRA Party shall be required to return any portion of any previously made Tax Benefit Payment or Advance Payment.  The “Interest Amount” in respect of a TRA Party shall equal the interest on the amount of the unpaid Net Tax Benefit Attributable to such TRA Party for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year, calculated at the Agreed Rate, until the date such unpaid amounts are paid.  “Advance Payments” in respect of a TRA Party for a Taxable Year means the payments made by the Corporate Taxpayer to such TRA Party as an advance of such TRA Party’s anticipated Tax Benefit Payment for such Taxable Year.  Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to the LLC Interests that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1) and (4), substituting in each case the terms “the date of a Change of Control” for an “Early Termination Date.”  Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under Article IV of this Agreement in respect of present or future Tax attributes subject to this Tax Receivable Agreement, the Tax Benefit Payment, Net Tax Benefit and components thereof shall be calculated without taking into account any such attributes with respect to which such a lump sum payment has been made or any such lump-sum payment.

Section 3.2                                    No Duplicative Payments.  It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.  The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized

Section 3.3                                    Pro Rata Payments; Limited Taxable Income; Excess Payments.

(a)                                 Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer’s tax benefit from the reduction in Tax liability as a result of the Basis Adjustments, Section 704(c) Benefits or Imputed Interest is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the tax benefit for the Corporate Taxpayer shall be allocated among the TRA Parties eligible for payments under this Agreement in proportion to the respective amounts of Tax Benefit Payments that would have been determined under this Agreement if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b)                                 After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this

Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) the Corporate Taxpayer shall pay the same proportion of each Tax Benefit Payment due to each TRA Party due a payment under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c)                                  To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b), but excluding payments attributable to Interest Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (i) such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer shall pay the amount of such TRA Party’s foregone payments to the other TRA Parties in a manner such that each of the other TRA Parties, to the maximum extent possible, shall have received aggregate payments under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b) of this Agreement but excluding payments attributable to Interest Amounts) in the amount it would have received if there had been no excess payment to such TRA Party.

ARTICLE IV

TERMINATION

Section 4.1                                    Early Termination and Breach of Agreement.

(a)                                 Unless terminated earlier pursuant to Section 4.1(b) or Section 4.1(c), this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any TRA Party retaining an interest in the Corporate Taxpayer or Aris LLC (or any successor thereto).

(b)                                 The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the LLC Interests held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate pursuant to this Section 4.1(b) upon the receipt of the Early Termination Payment by all TRA Parties; provided, further, that the Corporate Taxpayer may terminate this Agreement pursuant to this Section 4.1(b) with respect to some or all of the amounts payable to less than all of the TRA Parties, if the Corporate Taxpayer and such TRA Parties agree in writing to do so; and provided, further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(b) prior to the time at which an Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer in accordance with this Section 4.1(b), the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Corporate Taxpayer, on one hand, and the TRA Party, on the other, as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the

Early Termination Payment).  If an Exchange by a TRA Party occurs after the Corporate Taxpayer makes the Early Termination Payment to such TRA Party pursuant to this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(c)                                  In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date on which such payment is due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (without duplication), but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach, (2) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of such breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.  Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof.  The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.  Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing Aris LLC or any other Subsidiaries to distribute or lend funds for such payment and access any revolving credit facilities or other sources of available credit to fund any such amounts); provided that the interest provisions of Section 5.2 shall apply to such late payment; provided further that, solely with respect to a Tax Benefit Payment, if the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which Aris LLC is a party, which limitations are effective as of the date of this Agreement, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate.

Section 4.2                                    Early Termination Notice.  If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party with respect to whom such right of early termination is being exercised notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due to each such TRA Party.  Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days after the first date on which the TRA Party has received such Schedule or amendment thereto unless such TRA Party (i) within thirty (30) calendar days after receiving the

Early Termination Schedule or any amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such thirty (30) calendar day date as modified, if at all by clauses (i) or (ii), the “Early Termination Effective Date”).  If the Corporate Taxpayer and a TRA Party, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and such TRA Party shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures.

Section 4.3                                    Payment upon Early Termination.

(a)                                 Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party with respect to whom such termination has just occurred an amount equal to the Early Termination Payment with respect to such TRA Party.  Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b)                                  “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate (using a mid-year convention) as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer to such TRA Party beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied.  If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) no Early Termination Payment shall be made until all Tax Benefit Payments under Section 3.1 in respect of the current Taxable Year and all prior Taxable Years have been made in full, (ii) no Early Termination Payments shall be made until all Early Termination Payments made pursuant to earlier-provided Early Termination Notices have been made in full, and (iii) if the Corporate Taxpayer does not pay all Early Termination Payments in respect of Early Termination Notices given in the same calendar year, the total amount paid shall be allocated pro-rata based on the outstanding Early Termination Payments due.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1                                    Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not

Senior Obligations.  For the avoidance of doubt, any amounts owed by the Corporate Taxpayer under this Agreement are not Senior Obligations.

Section 5.2                                    Late Payments by the Corporate Taxpayer.  The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1                                    Participation in the Corporate Taxpayer’s and Aris LLC’s Tax Matters.  Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and Aris LLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, the Corporate Taxpayer shall notify a TRA Party of, and (to the extent permitted by law or regulation) will use its best efforts to keep such TRA Party reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and Aris LLC by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Party under this Agreement, and shall use its best efforts to provide to each such TRA Party reasonable opportunity to provide information and other input to the Corporate Taxpayer, Aris LLC and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and Aris LLC shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.2                                    Consistency.  The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local tax purposes and financial reporting purposes, all tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

Section 6.3                                    Cooperation.  Each of the Corporate Taxpayer and the TRA Parties shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

[•]

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

[•]

If to a TRA Party, to:

The address, fax number and email address set forth in the joinder agreement to the Exchange Agreement.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2                                    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3                                    Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that each Non-Party Member and their respective successors and assigns are intended beneficiaries of Section 7.3 and Section 7.6, with the right to enforce such provisions against the Corporate Taxpayer as though such Non-Party Members (and their respective successors and assigns) were parties hereto.

Section 7.4                                    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5                                    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6                                    Successors; Assignment; Amendments; Waivers.

(a)                                 Each TRA Party and each Non-Party Member may assign any of its rights under this Agreement in whole or in part to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in the form of Exhibit A or such other form mutually agreed by the parties, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b)                                 No provision of this Agreement may be amended or waived unless such amendment or waiver is approved in writing by the Corporate Taxpayer and each of the TRA Parties.  Notwithstanding anything to the contrary in this Agreement (including this Section 7.6), the execution and delivery of a joinder to this Agreement pursuant to Section 7.6(a) shall not require the consent of the Corporate Taxpayer or any of the TRA Parties.

(c)                                  All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7                                    Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8                                    Resolution of Disputes.

(a)                                 Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or nonperformance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce.  If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language.  Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)                                 Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of the TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c)                                  (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award.  The parties acknowledge that the for a designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii)                                  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9                                    Reconciliation.  In the event that the Corporate Taxpayer and a TRA Party are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 3.1, 4.2 or 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties.  The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and such TRA Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or such TRA Party or other actual or potential conflict of interest.  If the Corporate Taxpayer and the TRA Party are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise.  The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence.  The Corporate Taxpayer and the TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and the TRA Party and may be entered and enforced in any court having jurisdiction.

Section 7.10                             Withholding.  The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

Section 7.11                             Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)                                 If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then:  (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by such entity shall be equal to the gross fair market value of the contributed asset.  For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership allocated to such partner.

Section 7.12                             Confidentiality.

(a)                                 Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Aris LLC and its Affiliates and successors or the TRA Parties, learned by the TRA Parties heretofore or hereafter.  This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns.  Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of such TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer, Aris LLC and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such TRA Party relating to such tax treatment and tax structure.

(b)                                 If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13                             LLC Agreement.  This Agreement shall be treated as part of the limited liability company agreement of Aris LLC as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14                             Change in Law.  Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) upon an Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to the Corporate Taxpayer or such TRA Party or any direct or indirect owner of such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided, that such amendment shall not result in an increase in payments under this Agreement to such TRA Party at any time as compared to the amounts and times of payments that would have been due to such TRA Party in the absence of such amendment.

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IN WITNESS WHEREOF, the Corporate Taxpayer and each of the TRA Parties have duly executed this Agreement as of the date first written above.

AmeriHome, Inc.

By:	/s/ [•]
Name: [•]
Title: [•]

A-A Mortgage Opportunities, L.P.

By:	/s/ [•]
Name: [•]
Title: [•]

Exhibit A Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [•], by and among AmeriHome, Inc., a Delaware corporation (together with its Subsidiaries the “Corporate Taxpayer”), and (“Permitted Transferee”).

WHEREAS, on [•], Permitted Transferee acquired (the “Acquisition”) [LLC Interests and the corresponding shares of Class B common stock] [the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement with respect to LLC Interests that were previously Exchanged and are described in greater detail in Annex A to this Joinder] (collectively, “Interests” and, together with all other interests hereinafter acquired by the Permitted Transferee from Transferor, the “Acquired Interests”) from (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) or Section 7.6(b) of the Tax Receivable Agreement, dated as of [•], by and among the Corporate Taxpayer and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01                             Definitions.  To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02                             Joinder.  Permitted Transferee hereby acknowledges and agrees to become TRA Party, for all purposes, of the Tax Receivable Agreement.

Section 1.03                             Notice.  Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.04                             Governing Law.  This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principals thereof that would mandate the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices: